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                                                                    EXHIBIT 12.1

                          UNIFI COMMUNICATIONS, INC.
                      RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                          March 31,     March 31,
                                        1992         1993          1994          1995          1996          1996          1997
                                        ----         ----          ----          ----          ----          ----          ----
Loss from continuing operations     (2,772,869)  (4,732,803)   (8,760,443)  (14,657,108)  (48,912,866)   (6,866,473)  (16,787,614)
Fixed charges                           62,459      204,488       601,711       411,287     2,498,807        62,231     4,277,713
Ratio (1)                                   --           --            --            --            --            --            --

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(1)  The company's earnings have been inadequate to meet its fixed charges.